Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                                                               Contact:                      David M. Findlay
                                                                                                                                                                        President and
                                                                                                                                                                        Chief Financial Officer
                                                                                                                                                                        (574) 267-9197
                                                                                                                                                                        david.findlay@lakecitybank.com

Lake City Bank Parent

Announces Quarterly Dividend

Warsaw, Indiana (December 7 , 2012) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today announced that the Board of Directors approved a quarterly cash dividend for the fourth quarter of 2012 of $0.17 per share, payable on December 31, 2012 to shareholders of record as of December 18, 2012.  This quarterly dividend is consistent with the Company’s practice of declaring a quarterly dividend and represents an acceleration of the normal quarterly dividend that would have been paid to shareholders in the first quarter of 2013.  The company reported that it made the decision to accelerate the fourth quarter dividend to shareholders in light of the potential increase in taxes on dividend income in 2013.  The quarterly dividend represents a 10% increase over the quarterly dividends paid in 2011.

Lakeland Financial Corporation is a $3.0 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Indiana with 45 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Hamilton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.

Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.